As filed with the Securities and Exchange Commission on October 7, 2019

Registration No. 333-222921

Registration No. 333-213919

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-222921

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-213919

UNDER

THE SECURITIES ACT OF 1933

VERSUM MATERIALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	47-5632014
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

8555 South River Parkway,

Tempe, Arizona 85284

(610) 282-1000

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

VERSUM MATERIALS, INC. AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

VERSUM MATERIALS, INC. LONG-TERM INCENTIVE PLAN

(Full Title of the Plans)

Scott J. Depta

Secretary

Versum Materials, Inc.

8555 South River Parkway

Tempe, Arizona 85284-2601

(602) 282-1000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed by Versum Materials, Inc. (the “Company”) on Form S-8 (collectively, the “S-8 Registration Statements”) with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-222921, originally filed with the SEC on February 8, 2018, relating to the Versum Materials, Inc. Amended and Restated Long-Term Incentive Plan; and

•	Registration Statement No. 333-213919, originally filed with the SEC on September 30, 2016, relating to Versum Materials, Inc. Long-Term Incentive Plan.

On October 7, 2019, pursuant to the Agreement and Plan of Merger, dated as of April 12, 2019 (the “Merger Agreement”), among the Company, Merck KGaA, Darmstadt, Germany (“Parent”), and EMD Performance Materials Holding, Inc., an indirect wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving company and as an indirect wholly-owned subsidiary of Parent (the “Merger”). As a result of the consummation of the Merger, the Company has terminated all offerings of its securities pursuant to the above referenced S-8 Registration Statements. In accordance with an undertaking made by the Company in each of the S-8 Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the S-8 Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the S-8 Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on October 7, 2019.

VERSUM MATERIALS, INC.

By:	/s/ Scott J. Depta
	Name:	Scott J. Depta
	Title:	Secretary

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the S-8 Registration Statements.